                                                                  EXHIBIT 20



                                      LOGO
                                COMMUNITY SHORES
                                BANK CORPORATION






                                    NOTICE OF
                                 ANNUAL MEETING
                                       AND
                                 PROXY STATEMENT

                        COMMUNITY SHORES BANK CORPORATION
                              1030 W. NORTON AVENUE
                            MUSKEGON, MICHIGAN 49441


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD ON MAY 8, 2003

TO OUR SHAREHOLDERS:

         The Annual Meeting of the Shareholders of Community Shores Bank Corporation will be held at the Holiday Inn at 939 Third Street, in Muskegon, Michigan, on Thursday, May 8, 2003, at 2:00 p.m., for the purpose of considering and voting upon the following matters:

         1. Election of Directors. To elect four Class II directors, each for a three year term, as detailed in the accompanying proxy statement.

         2. Approval of the Director Stock Option Plan. To approve the Director Stock Option Plan, as described in the accompanying proxy statement.

         3. Other Business. To transact such other business as may properly be brought before the meeting or any adjournment or adjournments of the meeting.

         All holders of record of shares of common stock at the close of business on Tuesday, March 18, 2003 are entitled to notice of and to vote at the meeting, and any postponements or adjournments of the meeting.

         We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person. If you plan to attend the meeting, please let us know by checking the box provided for this purpose on the enclosed proxy. We would appreciate receiving your proxy by Thursday, May 1, 2003.

                                 By Order of the Board of Directors,

                                 Jose' A. Infante

                                 Chairman of the Board, President
                                   and Chief Executive Officer

Dated: April 10, 2003

                        COMMUNITY SHORES BANK CORPORATION
                              1030 W. NORTON AVENUE
                            MUSKEGON, MICHIGAN 49441

                                                                  April 10, 2003

                                 PROXY STATEMENT
                               GENERAL INFORMATION

         This Proxy Statement is furnished to shareholders of Community Shores Bank Corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of its shareholders to be held on Thursday, May 8, 2003, at 2:00 p.m., at the Holiday Inn at 939 Third Street, Muskegon, Michigan, and at any and all adjournments of the meeting. It is expected that the proxy materials will be mailed to shareholders on or about April 10, 2003.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its exercise. Unless the proxy is revoked, the shares represented by the proxy will be voted at the Annual Meeting or any adjournment of the meeting.

         The entire cost of soliciting proxies will be borne by the Company. Proxies may be solicited by mail or facsimile, or by directors, officers, or regular employees of the Company or its subsidiary, Community Shores Bank (the "Bank") in person or by telephone. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding soliciting material to the beneficial owners of common stock of the Company.

         The Board of Directors, in accordance with the Bylaws of the Company, has fixed the close of business on March 18, 2003 as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting and at any and all adjournments of the meeting.

         At the close of business on the record date, the outstanding number of voting securities of the Company was 1,430,000 shares of common stock, each of which is entitled to one vote. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

                              ELECTION OF DIRECTORS

         The Company's Articles of Incorporation and Bylaws provide that the number of directors, as determined from time to time by the Board of Directors, shall be no less than six and no more than fifteen. The Board of Directors has presently fixed the number of directors at eleven. The Articles of Incorporation and Bylaws further provide that the directors shall be divided into three classes, Class I, Class II and Class III, with each class serving a staggered three year term and with the number of directors in each class being as nearly equal as possible.

         The Board of Directors has nominated John C. Carlyle, Dennis L. Cherette, Michael D. Gluhanich, and Donald E. Hegedus as Class II directors for three year terms expiring at the 2006 Annual Meeting and upon election and qualification of their successors. Each of the nominees is presently a Class II director of the Company whose term expires at the 2003 Annual Meeting of the shareholders. The other members of the Board, who are Class I and Class III directors, will continue in office in accordance with their previous elections until the expiration of their terms at the 2004 or 2005 Annual Meeting.

         It is the intention of the persons named in the enclosed proxy to vote the proxy for the election of the four nominees. The proposed nominees for election as director are willing to be elected and serve; but in the event that any nominee at the time of election is unable to serve or is otherwise unavailable for election, the Board of Directors may select a substitute nominee, and in that event the persons named in the enclosed proxy intend to vote the proxy for the person selected. If a substitute nominee is not selected, the proxy will be voted for the election of the remaining nominees. The affirmative vote of a plurality of the votes cast at the meeting is required for the nominees to be elected. Votes withheld and broker non-votes are not counted toward a nominee's total.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table presents information regarding the beneficial ownership of the Company's common stock as of March 1, 2003, by the nominees for election as directors of the Company, the directors of the Company whose terms of office will continue after the Annual Meeting, the executive officers named in the Summary Compensation Table, and all directors and executive officers of the Company as a group.

                                                                       Amount                   Percent of Class
                                                                    Beneficially                 Beneficially
Name of Beneficial Owner                                              Owned (1)                    Owned (2)
------------------------                                              ---------                    ---------
David C. Bliss................................................         20,330                         1.5%
Gary F. Bogner................................................         27,930(3)                      2.1%
John C. Carlyle...............................................         25,000                         1.9%
Robert L. Chandonnet..........................................         63,630                         4.8%
Dennis L. Cherette............................................         14,500(4)                      1.1%
Bruce J. Essex................................................         84,775(5)                      6.4%
Michael D. Gluhanich..........................................         30,930(6)                      2.3%
Donald E. Hegedus.............................................         28,830                         2.2%
John L. Hilt..................................................         38,710                         2.9%
Jose' A. Infante..............................................         56,288(7)                      4.1%
Joy R. Nelson.................................................          3,630                           *
Ralph R. Berggren.............................................         26,730(8)                      2.0%
Heather D. Brolick............................................         24,828(9)                      1.8%
Tracey A. Welsh...............................................         2,397(10)                         *
All directors and executive officers of the
  Company as a group (14 persons).............................       448,508(11)                     31.7%

----------
 *    Less than one percent
(1) Some or all of the common stock listed may be held jointly with, or for the benefit of, spouses and children or grandchildren of, or various trusts established by, the person indicated.
(2) The percentages shown are based on the 1,330,000 shares of the Company's common stock outstanding as of March 1, 2003 plus the number of shares that the named person or group has the right to acquire within 60 days of March 1, 2003.
(3)    Includes 1,800 shares owned by Mr. Bogner's spouse.
(4) These shares are owned by a corporation that is 50% owned by Mr. Cherette, and over which he shares voting and dispositive power.
(5) Includes 75,000 shares owned by Muskegon Castings Corporation, a corporation that Mr. Essex previously owned. Pursuant to an agreement with Muskegon Castings Corporation, Mr. Essex has the sole right to vote and control the disposition of the shares for a period of 14 years. Also includes 6,250 shares owned by Port City Die Cast, a corporation solely owned by Mr. Essex.
(6) Includes 1,000 shares held in a family partnership of which Mr. Gluhanich is the general partner.
(7) Includes 40,000 shares that Mr. Infante has the right to acquire within 60 days of March 1, 2003 pursuant to the Company's 1998 Employee Stock Option Plan, and 4,189 shares that Mr. Infante owns under the Bank's 401(k) Plan. Includes also 300 shares owned by Mr. Infante's children and 814 shares owned by Mr. Infante's spouse.
(8) Includes 20,500 shares that Mr. Berggren has the right to acquire within 60 days of March 1, 2003 pursuant to the Company's 1998 Employee Stock Option Plan, 430 shares that Mr. Berggren owns under the Bank's 401(k) Plan, and 800 shares owned by his spouse.
(9) Includes 20,500 shares that Ms. Brolick has the right to acquire within 60 days of March 1, 2003 pursuant to the Company's 1998 Employee Stock Option Plan, 1,628 shares that Ms. Brolick owns under the Bank's 401(k) Plan, and 200 shares owned by her spouse.
(10) Includes 1,875 shares that Ms. Welsh has the right to acquire within 60 days of March 1, 2003 pursuant to the Company's 1998 Employee Stock Option Plan and 422 shares that Ms. Welsh owns under the Bank's 401(k) plan.
(11) Includes 82,875 shares that such persons have the right to acquire within 60 days of March 1, 2003 pursuant to the Company's 1998 Employee Stock Option Plan, and 6,669 shares that such persons own under the Bank's 401(k) Plan.

To the best of the Company's knowledge, as of March 1, 2003, no person other than Bruce J. Essex, whose beneficial ownership is shown in the table above, owned 5% or more of the Company's outstanding common stock. The directors and executive officers named in the table have a business address at the office of the Company. On March 14, 2003, the Company completed a sale of 100,000 shares of common stock of the Company to Norma J. Girod, Stephen J. Girod and Gerald J. Girod, trustees of the Gerald J. Girod Trust, whose address is 3677 Lakeshore Drive North, Holland, Michigan 49424. These 100,000 shares constitute 7.0% of the aggregate of the shares outstanding as of March 1, 2003 plus such 100,000 shares.

INFORMATION ABOUT DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

         The following information is furnished with respect to each continuing director, nominee as a director, and executive officer of the Company. Each of the continuing directors and nominees is currently a director of the Company as well as a director of the Bank.

Name, Age, and Position with                                 Has Served As               Year When Term
the Company and the Bank                                     Director Since           As a Director Expires
------------------------                                     --------------           ---------------------
David C. Bliss, 65,  Director...............................      1998                        2004
Gary F. Bogner, 60,  Director...............................      1998                        2005
John C. Carlyle, 64,  Director..............................      1998                        2003
Robert L. Chandonnet, 58,  Director.........................      1998                        2005
Dennis L. Cherette, 48, Director............................      1998                        2003
Bruce J. Essex, 53,  Director...............................      1998                        2004
Michael D. Gluhanich, 57, Director..........................      1998                        2003
Donald E. Hegedus, 67,  Director............................      1998                        2003
John L. Hilt, 58, Director..................................      1998                        2004
Jose' A. Infante, 50, Chairman of the Board,
   President and Chief Executive Officer,
   and Director.............................................      1998                        2005
Joy R. Nelson,  65,  Director...............................      1998                        2005
Ralph R. Berggren, 50, Senior Vice President
  of the Company, Senior Vice President and
     Chief Lending Officer of the Bank......................
Heather D. Brolick, 43, Senior Vice President and
 Secretary of the Company, Senior Vice
     President, Chief Operating Officer, and Secretary
     of the Bank............................................
Tracey A. Welsh, 36, Vice President and Chief
     Financial Officer of the Company and the Bank..........

         The business experience of each of the directors, nominees and executive officers of the Company for at least the past five years is summarized below:

         DAVID C. BLISS (Director) is the retired Chief Executive Officer of Quality Stores, Inc. ("Quality Stores"), located in Muskegon, Michigan. Quality Stores operated over 350 retail farm and do-it-yourself stores located nationwide under the names of Quality Farm and Fleet and County Post. Mr. Bliss was the Chief Executive Officer of Quality Stores from 1994 to 1999, and Chairman of Quality Stores from 1996 to 2000. Mr. Bliss served on the Board and Executive Committee of FMB-Lumberman's Bank ("FMB-Lumberman's") from May, 1995 to October, 1997 when he moved to the Huntington Bank Advisory Board after the merger of FMB-Lumberman's and Huntington Bank. Mr. Bliss served as a member of the Board of Directors of Quality Stores until November, 2001. Mr. Bliss previously served as the Chair of Community Foundation of Muskegon County, and as a member of the Boards of Directors of United Way of Muskegon County, the local YFCA, Muskegon Community Health Project,

Muskegon Economic Growth Alliance, OHIO FAA Sponsor Board, and International Mass Retailers Association.

         GARY F. BOGNER (Director) is a lifelong resident of Muskegon County. Mr. Bogner became a pilot for Northwest Airlines in the late 1960s, and is now retired. While a pilot, he began investing in real estate in Muskegon County. He obtained his Michigan Real Estate Broker license in 1971 and his contractor license in 1975. Mr. Bogner continued to invest in commercial real estate throughout the 1980s and 1990s. He owns several commercial and residential real estate developments primarily in Muskegon County. His largest real estate holdings consist of two mobile home parks, Park Meadows and Timberline Estates. Mr. Bogner resides in North Muskegon, is a retired member of the Airline Pilots Association, and is President of the Safari Club International and SCIF.

         JOHN C. CARLYLE (Director) is a partner in the law firm of Varnum, Riddering, Schmidt and Howlett LLP. He joined the law firm in 1990 and his office is located in Grand Haven, Michigan. Mr. Carlyle is also a certified public accountant. From 1978 to 1996, Mr. Carlyle served as a member of the Board of Directors of Old Kent Bank of Grand Haven. He resides in Spring Lake, Michigan.

         ROBERT L. CHANDONNET (Director) is the owner and President of The Nugent Sand Company, Inc. ("Nugent Sand"), which provides foundry sand to many foundries in the Great Lakes Region. Mr. Chandonnet has worked in the foundry industry since 1966. He began working at Nugent Sand as Sales Manager in 1980, and progressed to President of the Company in 1989. Mr. Chandonnet purchased Nugent Sand from the prior owners in 1989. He is a member of the National Industrial Sand Association, American Foundry Society, Muskegon Country Club, and serves on the Board of the Muskegon County Catholic Education Foundation.

         DENNIS L. CHERETTE (Director) is the President and an owner of Investment Property Associates, Inc. ("IPA"), located in Grand Haven, Michigan. IPA has a 17-year history in development and management of apartment communities, medical facilities, professional office buildings, banks, and retail shopping centers. Mr. Cherette founded IPA in 1985 as a real estate development, brokerage and consulting company. Mr. Cherette also is one of the two owners and founders of IPA Management, Inc., a full service property management company with a history of management for the benefit of both property owners and investors. Since 1977, Mr. Cherette has been involved in various aspects of real estate brokerage, development and management. Additionally, he has served as a consultant for both national and regional corporations with consultancy assignments in 22 major metropolitan markets across the United States. In 1987, Mr. Cherette was awarded the Certified Commercial Investment Member (CCIM) designation by the Commercial Investment Real Estate Council of the Realtors National Marketing Institute, affiliated with the National Association of Realtors. Mr. Cherette serves on a number of committees and boards throughout West Michigan.

         BRUCE J. ESSEX (Director) is Chairman of Port City Die Cast. From 1982 until 2001, Mr. Essex owned and operated the Port City Group, a group of companies including Port City Die Cast, Port City Metal Products, Muskegon Casting Corp., and Mirror Image Tool. Mr. Essex has over 35 years experience in the die casting industry and currently serves on the Plastic

Technology Business Advisory Council of the Michigan Job Commission. Mr. Essex is a member of the Muskegon Heights/Goodwill Technology Group. He is a principal in Port City Custom Plastics, Port City Castings Corporation, and serves as a Director on the Board of Reid Tool. He is also a principal in Buck Snort Products, a rustic hardware and furnishings retail store.

         MICHAEL D. GLUHANICH (Director) is President of Geerpres, Inc. ("Geerpres"). Geerpres is a leading manufacturer of janitorial supply equipment. Mr. Gluhanich has owned Geerpres since 1992 and has over 25 years of progressive staff and line experience in accounting, finance and operations, starting at Dresser Industries, a Fortune 100 company and later at Shaw Walker, a large privately held company located in Muskegon. Mr. Gluhanich serves on the Board of Directors of the Cherry County Playhouse, Mercy General Health Partners and The Child & Family Services of Muskegon. He is also Chair of Norton Shores EDC and Brownfield Authority, and a member of the Finance Committee of Mercy General Health Partners.

         DONALD E. HEGEDUS (Director) started his career in the construction industry over 40 years ago. In 1970, Mr. Hegedus started Tridonn Construction Company, which he sold to his employees in 1994. The company continues to operate under its present ownership. In 1985, Mr. Hegedus started Tridonn Development Company ("TDC"), which he continues to own today. TDC has owned and operated businesses engaged in real estate development, lodging, commercial real estate and restaurants. Mr. Hegedus is also part owner of LHR Properties and Edgewater LLC, located in Muskegon County. Mr. Hegedus is a member of the Muskegon Economic Growth Alliance. Additionally, he is a past board member of the American Builders and Construction Association.

         JOHN L. HILT (Director) is the retired Chairman Emeritus of Quality Stores. Mr. Hilt worked for Quality Stores for 31 years, and held various positions including President, Chairman and Chairman Emeritus. Mr. Hilt was a director of National Lumberman's Bank from 1975 to 1979. In 1979 National Lumberman's Bank merged with First Michigan Bank Corporation. He remained as a director for FMB-Lumberman's, the continuing bank, until 1995. He served in various capacities on the Board including member of the Executive Loan Committee. Mr. Hilt has been involved with several community organizations such as Muskegon County Community Foundation-Trustee and Chairman, Western Michigan Cherry County Playhouse-Chairman, and Great Lakes Aquarium.

         JOSE' A. INFANTE (Chairman of the Board, President and Chief Executive Officer) has been in banking since 1970. Mr. Infante has experience in both retail and commercial aspects of banking, and 31 of his 32 years of financial services experience are in the West Michigan area. He started his West Michigan career with Old Kent in 1971, where he held various positions in the areas of retail banking, branch administration, credit administration and commercial lending. In 1986, Mr. Infante left Old Kent to become Vice President of branch administration for FMB-Lumberman's in Muskegon. While at FMB-Lumberman's, he was promoted to Senior Vice President of Retail Banking in 1991, then to Executive Vice President in 1992, and from 1994 to 1997 held the position of President and CEO. After Huntington Bank acquired FMB-Lumberman's in October of 1997, Mr. Infante became District City Executive for Huntington Bank in Muskegon and Northern Ottawa Counties, the markets of Oceana County, Newaygo County and the cities of Reed City and Big Rapids in Mecosta County, with other City

Executives in these markets reporting to him. He held this position until his resignation in June of 1998 to form the Bank. Mr. Infante has served as Chairman of the Board, President and Chief Executive Officer of the Company since 1998, and of the Bank since it commenced business in early 1999. Mr. Infante is a member of the Board of Trustees of Grand Valley State University, a member of the Board of the Kent, Ottawa and Muskegon Counties Foreign Trade Zone, the Muskegon Country Club, the Muskegon Independent Film Festival, and the Muskegon Employers Association. Previously he served on the Boards of Muskegon United Way, West Shore Symphony Orchestra, Greater Muskegon Urban League, Churchill Porter Athletic Association, YFCA, Muskegon Growth Alliance, Mercy General Health Partners, and Muskegon & Grand Rapids Jaycees. He also was a weekly TV commentator on WZZM/ABC "Your Money".

         JOY R. NELSON (Director) retired from Huntington Bank in 1998 with 40 years experience in the Muskegon market area. She began her career in 1958 with National Lumberman's Bank, later known as FMB-Lumberman's. During her tenure with FMB-Lumberman's, she held various positions including Retail Branch Manager, Vice President of Branch Administration, Trust Department Head and Vice President in charge of Private Banking. She was a member of FMB-Lumberman's Senior Management Team from 1983 to 1998. Mrs. Nelson is on the Board of Baker College of Muskegon and is past President of Hospice of Muskegon, Oceana, Inc. She has previously held positions with numerous civic organizations including Chairperson of Muskegon/Oceana Red Cross, Co-Chair of the United Way Campaign of Muskegon, Vice President of the Board of Mercy Hospital, member of the Board and Executive Committee of Hospice of Muskegon, Committee member of Muskegon County Heart Walk, member of the Nominating Committee of Pine & Dunes Girl Scouts, and Chairperson of the Workforce Development Board of Muskegon County.

         RALPH R. BERGGREN (Senior Vice President of the Company and Senior Vice President and Chief Lending Officer of the Bank) has over 27 years of commercial banking experience in the West Michigan area. Mr. Berggren started his banking career in 1975 with Hackley Bank and Trust in Muskegon ("Hackley Bank"), primarily in commercial lending. Hackley Bank was acquired by Comerica Bank in 1977. In 1984, Mr. Berggren left Comerica Bank and joined FMB-Lumberman's (which was acquired by Huntington Bank in 1997) as an Assistant Vice President in the Commercial Loan Department. In 1992, Mr. Berggren was promoted to Commercial Loan Department Manager, and then later to Senior Lender, a position he held until joining the Company in June of 1998. Mr. Berggren has served as Senior Vice President of the Company since 1998, and as Senior Vice President and Senior Lender of the Bank since it commenced business in early 1999. Mr. Berggren is a Director of Community Shores Mortgage Company, a wholly owned subsidiary of Community Shores Bank, organized December 13, 2001 and commencing operations March 1, 2002. Mr. Berggren also served as Secretary of the Company from 1998 through early 2000, and as Secretary and Cashier of the Bank from 1999 through 2000. Mr. Berggren is active in the Muskegon community, serving as past President of Muskegon Civic Theatre, a Salvation Army Board member, and a member of the Finance Committee of the Muskegon Country Club.

         HEATHER D. BROLICK (Senior Vice President and Secretary of the Company and Senior Vice President, Chief Operating Officer, and Secretary of the Bank) has over 22 years of commercial banking experience. Ms. Brolick began her career in 1981 with United California Bank, later known as FICal. In her nine years at FICal, Ms. Brolick held various positions in retail branch operations, consumer lending and compliance. In 1990 she joined FMB-Lumberman's, where she served as a Retail Branch Manager from 1990 to 1994, and Vice President/Regional Branch Administrator from 1994 to 1996, and Mortgage/Consumer Loan Department Head from 1996 to 1997. From 1997 until joining the Company in September of 1998, she was a Vice President and regional Branch Manager for the Huntington Mortgage Company with all Mortgage responsibilities from Grand Haven to the Upper Peninsula. Ms. Brolick has served as Senior Vice President of the Company since 1998, and as Senior Vice President Retail Lending and Operations of the Bank since it commenced business in early 1999. Ms. Brolick is also the President and a Director of Community Shores Mortgage Company, a wholly owned subsidiary of Community Shores Bank, organized December 13, 2001 and commencing operations March 1, 2002. Ms. Brolick has also served as Secretary of the Company and Secretary and Cashier of the Bank since 2000. She was promoted to Chief Operating Officer of the Bank in 2001. Ms. Brolick is a board member of the West Shore Symphony Orchestra and is an Ambassador for the Tri-Cities Chamber of Commerce.

         TRACEY A. WELSH (Vice President and Chief Financial Officer of the Company and the Bank) is a certified public accountant and has thirteen years of banking experience. Ms. Welsh first experienced bank accounting while working as an auditor for KPMG Peat Marwick's Chicago office. She was primarily assigned audits of community banking groups. In 1990, Ms. Welsh left public accounting and accepted an Assistant Controller position with a branch of one of her audit clients, Lincoln National Bank now known as CORUS Bank. In 1992, Ms. Welsh was promoted to Vice President and Controller and was given the opportunity to develop the accounting program of a newly acquired branch of the CORUS group. In 1997, she relocated to Grand Rapids, Michigan and joined the Corporate Accounting Department of Old Kent Bank. In 1998, before the Community Shores Bank Corporation initial public offering, Ms. Welsh joined the Company. She served as Bank Controller after it commenced operations in early 1999 until January of 2002. Currently Ms. Welsh is the Vice President and Chief Financial Officer of the Company. She is a member of the AICPA and serves on the Michigan Bankers Association's Funds Management Committee. Ms. Welsh is a board member of Child and Family Services of Muskegon.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

         The Company has standing Audit, Compensation, and Nominating Committees of the Board of Directors.

         The functions of the Audit Committee and its activities during 2002 are described below under the heading "Report of the Audit Committee".

         The members of the Compensation Committee consist of Robert L. Chandonnet, Dennis L. Cherette, Bruce J. Essex, John L. Hilt and Joy R. Nelson. The Compensation Committee's responsibilities include considering and recommending to the Board of Directors any changes in compensation and benefits for officers of the Company. At present, all officers of the Company are also officers of the Bank, and although they receive compensation from the Bank in their capacity as officers of the Bank, they presently receive no separate cash compensation from the Company.

         The members of the Nominating Committee consist of Robert L. Chandonnet, Bruce J. Essex, and Michael D. Gluhanich. The Nominating Committee is responsible for reviewing and making recommendations to the Board of Directors as to its size and composition, and recommending to the Board of Directors candidates for election as directors at the Company's annual meetings. The Nominating Committee will consider as potential nominees persons recommended by shareholders. Recommendations should be submitted to the Nominating Committee in care of Jose' A. Infante, Chairman of the Board, President and Chief Executive Officer of the Company. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration, and a statement that such person has agreed to serve if nominated and elected. Shareholders who themselves wish to effectively nominate a person for election to the Board of Directors, as contrasted with recommending a potential nominee to the Nominating Committee for its consideration, are required to comply with the advance notice and other requirements set forth in the Company's Articles of Incorporation.

         During 2002, there were a total of 12 meetings of the Board of Directors of the Company. Each director attended at least 75% of the total number of meetings of the Board of Directors and Committees of the Board held during the period that the director served. There were 2 meetings of the Audit Committee, 4 meetings of the Compensation Committee, and 2 meetings of the Nominating Committee during 2002.

         During 2002, the non-employee directors of the Bank were paid a $150 fee for each meeting of the Board of Directors or a committee of the Board of Directors of the Bank that they attended. Generally, a director could have attended up to 20 meetings that were held during 2002 of the Board of Directors and committees of the Board of Directors of the Bank on which the directors served. For 2003, the non-employee directors will be paid a $1,000 retainer, and for each meeting of the Board of Directors of the Company or the Bank that they attend, and each meeting of a committee of either Board that they attend, they will receive a $150 fee; except that for meetings of the Executive Committee they will receive a $200 fee, and where more than one meeting is held on the same day, directors will usually receive only one meeting fee for the day.

REPORT OF THE AUDIT COMMITTEE

         The members of the Audit Committee consist of John C. Carlyle, Michael
D. Gluhanich and Joy R. Nelson. Each of the members of the Committee is an independent director as that term is defined in Rule 4200(a) of The NASDAQ Stock Market Rules. The Committee's responsibilities include recommending to the Board of Directors the independent auditors to be selected, reviewing the scope of proposed audits and the procedures to be used, and the results of the audits, reviewing the adequacy and effectiveness of accounting and financial controls, and reviewing the internal auditing function and the financial statements of the Company. The Audit Committee has a written charter that has been approved by the Board of Directors.

         Management has the primary responsibility for the financial statements and the reporting process, including the Company's systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the attached Annual Report with management, including a discussion of the quality and the acceptability of the Company's financial reporting and controls.

         The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of the Company's financial reporting and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communications with Audit Committees). In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the auditors' written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

         The Committee also discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets periodically with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

         In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-KSB for the year ended December 31, 2002 for filing with the Securities and Exchange Commission. The Committee also evaluated and recommended to the Board the reappointment of the Company's independent auditors for 2003.

                                            Audit Committee

                                            John C. Carlyle
                                            Michael D. Gluhanich
                                            Joy R. Nelson

AUDIT FEES

         The aggregate fees billed to the Company for 2002 by the Company's accounting firm, Crowe, Chizek and Company LLP, are as follows:

                  Audit Fees                                    $ 36,800
                  Financial Information Systems
                  Design and Implementation Fees                       0
                  All Other Fees                                  92,200
                                                                --------
                  Total                                         $129,000
                                                                ========

SUMMARY COMPENSATION TABLE

         The following table details the compensation earned or paid to the named executive officers for three years ended December 31, 2002.

                                             Annual Compensation            Long Term
                                             -------------------            ---------
                                                                           Compensation
                                                                           ------------
Name and
Principal                                                                                    All Other
Position                                   Year      Salary     Bonus       Options        Compensation(1)
----------                                 ----      ------     -----       -------        ---------------
Jose' A. Infante,
  Chairman of the Board,                   2002   $ 178,962    $13,500          0             $8,055
  President and Chief                      2001     165,000          0          0              6,319
  Executive Officer of the                 2000     150,000      6,581          0              6,750
  Company and the Bank

Ralph R. Berggren
  Senior Vice President of                 2002   $ 105,748    $ 7,700       10,000           $4,766
  the Company,  Senior Vice                2001      97,282      8,000          0              4,378
  President and Chief                      2000      93,974      3,949          0              4,051
  Lending Officer of  the
  Bank

Heather D. Brolick                         2002   $ 108,948    $ 7,700       10,000           $4,909
  Senior Vice President and                2001      97,282      8,000          0              4,378
  Secretary of the Company,                2000      93,961      3,949          0              4,051
  Senior Vice President,
  Chief Operating Officer,
  and Secretary of the Bank


------------------------
(1) Consists of the matching contribution made by the Bank to the named executive officer's 401(k) plan account.

OPTIONS GRANTED IN 2002

         Under the Company's 1998 Employee Stock Option Plan, stock options are granted to the Company's and the Bank's senior management and other key employees. The Board of Directors of the Company is responsible for awarding the stock options. These options are awarded to give senior management and key employees an additional interest in the Company from a shareholder's perspective, and enable them to participate in the future growth and profitability of the Company. In making awards, the Board may consider the position and responsibilities of the employee, the nature and value of his or her services and accomplishments, the present and potential contribution of the employee to the success of the Company, and such other factors as the Board may deem relevant.

         The following table provides information on options granted to the named executive officers during the year ended December 31, 2002.

                                               Individual Grants
                                               -----------------

                               Number of             % of Total
                                Shares                Options
                              Underlying             Granted to           Exercise or
                                Options              Employees            Base Price             Expiration
Name                            Granted                in 2002            Per Share                 Date
----                         -------------           -----------          ---------              ----------
Jose' A. Infante                      0                   0                  N/A                     N/A
Ralph R. Berggren                10,000                  36%                $10.00                7/30/2012
Heather D. Brolick               10,000                  36%                $10.00                7/30/2012

AGGREGATED STOCK OPTION EXERCISES IN 2002 AND YEAR END OPTION VALUES

         The following table provides information on the exercise of stock options during the year ended December 31, 2002 by the named executive officers and the value of unexercised options at December 31, 2002:

                                                                                                   Value of
                                                                           Number of              Unexercised
                                                                          Unexercised            In-the-Money
                                                                          Options at              Options at
                                    Shares                                12/31/2002            12/31/2002 (1)
                                  Acquired on           Value            Exercisable/            Exercisable/
Name                               Exercise           Realized           Unexercisable           Unexercisable
----                               --------           --------           -------------           -------------
Jose' A. Infante                       0                  0                40,000/0                 $ 0/$ 0
Ralph R. Berggren                      0                  0              20,500/7,500               $ 0/$ 0
Heather D. Brolick                     0                  0              20,500/7,500               $ 0/$ 0

------------------------
(1) In accordance with the SEC's rules, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. There were no in-the-money options at December 31, 2002.

CERTAIN TRANSACTIONS

         The Bank has had, and expects in the future to have, loan and other financial transactions in the ordinary course of business with the Company's directors, executive officers, and principal shareholders (and their associates) on substantially the same terms as those prevailing for comparable transactions with others. All such transactions (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons, and (iii) in the opinion of management did not involve more than the normal risk of collectibility or present other unfavorable features.

         As of March 1, 2003, the Bank had outstanding 39 loans to directors or executive officers of the Company and affiliated entities, totaling approximately $4.6 million in aggregate amount outstanding, under commitments totaling approximately $9.5 million.

         Effective June 27, 2000, the Board of Directors authorized the issuance and sale by the Company of up to $4,000,000 of Floating Rate Subordinated Notes. The Board of Directors authorized the sale to obtain funds for the Company to contribute to the Bank as additional capital. The Subordinated Notes, subject to certain adjustments, bear interest at one and one-half percent above the prime rate, and based on a subsequent extension mature on June 30, 2008. They are subordinated to the repayment of all obligations of the Company for borrowed money and certain other obligations. The Company can prepay the Subordinated Notes at any time on one day's notice without any prepayment fee. The terms of the Subordinated Notes and their issuance were approved and recommended to the Board of Directors for approval by a special independent committee of the Board of Directors whose members would not directly or indirectly purchase any of the Subordinated Notes. Effective June 28, 2000, the following directors purchased Subordinated Notes from the Company for the following amounts, Robert Chandonnet
- $140,000, Michael Gluhanich - $70,000, Donald Hegedus - $350,000, and John Hilt, through his IRA account - $525,000. Effective September 27, 2000, the following directors purchased Subordinated Notes for the following amounts, Robert Chandonnet - $60,000, Michael Gluhanich - $30,000, Donald Hegedus - $150,000, and John Hilt, through his IRA account - $225,000; and Community Shores LLC purchased a Subordinated Note in the amount of $34,000. Effective December 26, 2000, Community Shores LLC purchased a Subordinated Note in the amount of $420,000. During 2001, Community Shores LLC purchased six Subordinated Notes which aggregated $1,395,000 in amount. During 2002, Community Shores LLC purchased two Subordinated Notes which aggregated $200,000. Community Shores LLC is a Michigan limited liability company formed on June 8, 2000, whose members are David Bliss, Gary Bogner, Robert Chandonnet, Dennis Cherette, Bruce Essex, Michael Gluhanich and Jose' Infante.

         Each of the members of Community Shores LLC is a director of the Company and the Bank. Community Shores LLC obtained the funds to purchase its Subordinated Notes by borrowing the money from Firstar Bank, National Association under a revolving credit facility for up to $2,450,000, the most recent renewal of which expires on June 30, 2003. The repayment of amounts borrowed from time to time under the revolving credit facility are guarantied by the members, up to specified amounts that are different for each member. The amount guarantied by each member is as follows, David Bliss - $625,000, Gary Bogner - $937,500, Robert Chandonnet - $375,000, Dennis Cherette - $312,500, Bruce Essex - $375,000, Michael Gluhanich - $250,000, and Jose' Infante - $187,500. The ownership interests of the members of Community Shores LLC are proportional to the maximum amounts for which they are liable under their guaranties.

         Community Shores LLC received a closing fee of $3,500 from the Company when it purchased its September 27, 2000 Subordinated Note. The Company has agree to adjust the interest rate it pays Community Shores LLC from time to time as may be necessary to maintain the interest rate at two percent above Community Shores LLC's cost of funds, and to make corresponding adjustments in the rate of interest paid to other holders of Subordinated Notes if an adjustment is made to the interest rate payable to Community Shores LLC. The Company also pays the out-of-pocket expenses of the purchasers of the Subordinated Notes in connection with their purchase, and any fees payable by Community Shores LLC to its lender.

         On October 18, 2000, the Bank signed a lease with LHR Properties in which to open a second banking branch. Donald E. Hegedus, Director of the Company is a Vice President, Director, and 33% owner of LHR Properties. The monthly lease payments owed are approximately $2,000 with the aggregate amount owed over the life of the lease being $134,250. As of December 31, 2002, there was $80,550 remaining.

         In October of 2002, Mr. Chandonnet and Mr. Essex, who are members of the Board of Directors of the Company and the Bank, Port City Die Cast Company, of which Mr. Essex is the Chairman and sole shareholder, and Port City Metal Products, Inc., of which Mr. Essex's son is the President and majority shareholder, purchased common stock from the Company as part of a private placement, at a price of $8 per share. This was the same price per share at which common stock of the Company had been sold to independent purchasers in the private placement who were not directors of the Company. In the private placement, Mr. Chandonnet purchased 37,500 shares, and each of Mr. Essex, Port City Die Cast Company, and Port City Metal Products, Inc. purchased 6,250 shares.

                             PROPOSAL TO APPROVE THE
          COMMUNITY SHORES BANK CORPORATION DIRECTOR STOCK OPTION PLAN

         On March 26, 2003, the Company's Board of Directors adopted the Community Shores Bank Corporation Director Stock Option Plan (the "Plan"), subject to approval by the Company's shareholders. The following summary of the Plan is subject to the specific provisions contained in the complete text of the Plan attached to this proxy statement as Annex A.

         PURPOSE. The Plan is intended to encourage stock ownership by certain directors of the Company and its subsidiaries and to provide those individuals with an additional incentive to manage the Company and its subsidiaries effectively and to contribute to their success. The Plan is also intended to provide a form of compensation that will attract and retain highly qualified individuals as directors.

         GRANT OF OPTIONS TO ACQUIRE COMMON STOCK. The Plan provides for the grant of options to acquire shares of the Company's common stock to members of the Board of Directors of the Company and the boards of directors of its subsidiaries (collectively, the "Board") who qualify as "Nonemployee Directors." An individual is a "Nonemployee Director" if he or she is a member of the Board who is neither a contractual nor common law employee of the Company or a subsidiary or any of their subsidiaries. There are currently ten members of the Board who are Nonemployee Directors and therefore eligible to participate in the Plan.

         The term of each option granted under the Plan may not exceed ten years from the date of grant. The exercise price for each option may not be less than the fair market value of the shares of common stock on the date of the grant of the option.

         ADMINISTRATION. The Plan is to be administered by a Committee of at least two members of the Company's Board of Directors, none of whom may be an employee of the Company or any of its subsidiaries, and each of whom must qualify as a Non-Employee Director, as defined in Rule 16b-3 (b)(3) promulgated by the SEC pursuant to the Securities Exchange Act of 1934. The Committee is authorized to select among the Nonemployee Directors of the Company those who are to receive options under the Plan and the terms and conditions of those options, subject to the requirements of the Plan.

         SHARES SUBJECT TO PLAN. The aggregate number of shares reserved for purposes of the Plan is twenty thousand authorized and unissued shares or issued shares reacquired by the Company. The Plan provides for an equitable adjustment in the number, kind or price of shares of common stock covered by options in the event the outstanding shares of common stock are increased, decreased or changed into or exchanged for a different number or kind of shares of the Company through stock dividends or certain similar changes.

         TERMINATION OR AMENDMENT OF THE PLAN. The Committee may amend or terminate the Plan with respect to shares not subject to an option at the time of amendment or termination; provided, however, that the Plan may not be amended without the approval of the Board of Directors of the Company and the Company's shareholders if the amendment would increase the maximum number of shares that may be issued under the Plan, materially increase the benefits accruing to option holders under the Plan, decrease the price at which options may be granted, or permit the granting of options under the Plan after the end of the Term of the Plan.

         TRANSFERABILITY OF OPTIONS. During an optionee's life, options granted to the optionee may not be transferred, except to certain family members or entities for the benefit of such family members and only if the Committee consents to the transfer and the transfer is made without consideration. Following an optionee's death, an option may be exercised by a permitted transferee or if the option was not transferred during the optionee's life, by his or her estate or by a person who acquired the option by bequest or inheritance.

         FEDERAL INCOME TAX CONSEQUENCES. The following summarizes the consequences of the grant and exercise of options under the Plan for federal income tax purposes, based on management's understanding of existing federal income tax laws. This summary is necessarily general in nature and does not purport to be complete. Also, state and local income tax consequences are not discussed and may vary from locality to locality.

         Optionees will not recognize taxable income at the time an option is granted under the Plan unless the option has a readily ascertainable market value at the time of grant. Management understands that options to be granted under the Plan will not have a readily ascertainable market value; therefore, income will not be recognized by participants before the time of exercise of an option. Because options will not qualify as incentive stock options under the Internal Revenue Code of 1986, as amended, the difference between the fair market value of the shares at the time an option is exercised and the option exercise price generally will be treated as ordinary income to the optionee. The Company is entitled to a corresponding deduction equal to the amount of an optionee's ordinary income.

         Tax consequences to an optionee will arise again at the time the shares of common stock are sold. In general, if the shares have been held for more than one year, the gain or loss will be treated as long-term capital gain or loss. Otherwise, the gain or loss will be treated as short-term capital gain or loss. The amount of any gain or loss will be calculated under the general tax principles for determining gain and loss, and will equal the difference between the amount realized in the sale and the tax basis of the shares. The tax basis will generally equal the cost of the shares (the option exercise price paid) plus any income recognized upon exercise of the option.

         REQUIRED VOTE FOR APPROVAL. The affirmative vote of a majority of the Company's common stock voted at the annual meeting, in person or by proxy, is required to approve the

Plan. While broker nonvotes will not be treated as votes cast on the approval of the Plan, shares voted as abstentions will be counted as votes cast.
Since a majority of the votes cast is required for approval, the sum of any negative votes and abstentions will necessitate offsetting affirmative votes to assure approval. Unless otherwise directed by marking the accompanying proxy, the proxy holders named in the proxy will vote for the approval of the Plan.

         The Company's Board of Directors recommends a vote "FOR" the approval of the proposed Plan.

EQUITY PLAN COMPENSATION INFORMATION

         The following table summarizes information, as of December 31, 2002, relating to the Company's compensation plans under which equity securities are authorized for issuance.

                                                                                     Number of securities remaining
                              Number of securities to be    Weighted average         available for future issuance
                              issued upon exercise of       exercise price of        under equity compensation plans
                              outstanding options,          outstanding options,     (excluding securities reflected
Plan Category                 warrants and rights           warrants and rights      in column (a))
-------------                 -------------------           -------------------      --------------

                                          (a)                         (b)                            (c)

Equity compensation plans               121,500                       $10                          28,500
approved by security
holders (1)

Equity compensation plans                  0                           0                              0
not approved by security
holders

Total                                   121,500                       $10                          28,500

------------------------
(1) The plan referred to is the Company's 1998 Employee Stock Option Plan. The table does not include information regarding the proposed Director Stock Option Plan.

                        SELECTION OF INDEPENDENT AUDITORS

         The Board of Directors, on recommendation of the Audit Committee, has selected Crowe, Chizek and Company LLP as the Company's principal independent auditors for the year ending December 31, 2003. Representatives of Crowe, Chizek and Company LLP plan to attend the Annual Meeting of shareholders, will have the opportunity to make a statement if they desire to do so, and will respond to appropriate questions by shareholders.

                  SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

         A proposal submitted by a shareholder for the 2004 Annual Meeting of shareholders must be sent to the Secretary of the Company, 1030 W. Norton Avenue, Muskegon, Michigan 49441, and received by December 12, 2003 in order to be eligible to be included in the Company's Proxy Statement for that meeting.

                                  OTHER MATTERS

         The Board of Directors does not know of any other matters to be brought before the Annual Meeting. If other matters are presented upon which a vote may properly be taken it is the intention of the persons named in the proxy to vote the proxies in accordance with their best judgment.

                                                                         ANNEX A

                        COMMUNITY SHORES BANK CORPORATION
                           DIRECTOR STOCK OPTION PLAN

         1. NAME AND PURPOSE. This plan shall be called the Community Shores Bank Corporation Director Stock Option Plan (this "Plan"). This Plan is intended to (a) encourage stock ownership by Nonemployee Directors (as defined below) of Community Shores Bank Corporation (the "Company") or any of the Company's subsidiaries that adopts this Plan (including, corporate, limited liability company and other direct and indirect subsidiaries, individually, a "Subsidiary" and collectively, the "Subsidiaries"), (b) to provide such directors with an additional incentive to effectively manage the Company or the Subsidiaries and to contribute to their success, and (c) to provide a form of compensation which will attract and retain highly qualified individuals to serve as directors.

         2. EFFECTIVE DATE AND TERM OF THE PLAN. This Plan shall become effective with respect to the Company upon the date of its approval (the "Effective Date") by the Company's Board of Directors (the "Company Board"), and shall become effective with respect to a Subsidiary upon the date of its approval by the Board of Directors of the Subsidiary. However, this Plan is subject to approval by the Company's shareholders, and if such shareholder approval is not granted within twelve (12) months of the Effective Date, this Plan shall terminate. Grants of options may be made prior to such shareholder approval, but any options granted shall not be exercisable prior to such shareholder approval, and shall automatically terminate if shareholder approval is not given. No option may be granted under this Plan after March 1, 2013; provided, however, that all options outstanding as of that date shall remain or become exercisable pursuant to their terms and the terms of this Plan. The period from the Effective Date through March 1, 2013 is referred to in this Plan as the "Term of this Plan." The Company Board and the boards of directors of all of the Subsidiaries are collectively referred to in this Plan from time to time as the "Board of Directors" or the "Board," and the shareholders of the Company and of the Subsidiaries are collectively referred to in this Plan from time to time as the "Shareholders."

         3. ADMINISTRATION. This Plan shall be administered by a Committee of not less than two members of the Company Board (the "Committee"), none of whom may be an employee of the Company or any Subsidiary, and each of whom must qualify as a "Non-Employee Director" as defined in Rule 16b-3(b)(3) promulgated by the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "34 Act"). The members of the Committee shall be appointed by the Company Board, who may, from time to time, change the members who serve on the Committee.

         The Committee may, from time to time, establish such regulations, provisions and procedures, within the terms of this Plan, as in the opinion of its members may be advisable in the administration of this Plan. The Committee shall keep minutes of its meetings. A majority of the Committee shall constitute a quorum, and the acts of a majority of a quorum at any meeting, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee.

         The interpretation and construction by the Committee of any provisions of this Plan or of any option granted pursuant to this Plan shall be final and binding upon the Company, each Subsidiary, the Board of Directors, the Shareholders, any optionee and any Permitted Transferee

(as defined below). No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted pursuant to the Plan.

         4. PARTICIPATION. Subject to the limitations contained in this Section 4, any Nonemployee Director (as defined below), may be granted options to purchase shares of the Company's common stock ("Common Stock") in accordance and consistent with the terms and conditions of this Plan. An optionee or a Permitted Transferee may hold more than one option, but only on the terms and subject to the restrictions set forth in this Plan. The Committee shall from time to time determine (from those who are eligible) the directors to be granted options, the amount of stock to be optioned to each director, and the terms and conditions of the options to be granted. The amount and other terms and conditions of options granted to a director at any given time need not be the same as for any other grant of options. A Nonemployee Director is any director of the Company or a Subsidiary who is neither a contractual nor common law employee of the Company or a Subsidiary.

         5. STOCK AVAILABLE FOR OPTIONS. Subject to the adjustments as provided in Section 6(g), the aggregate number of shares of Common Stock (the "Shares") reserved for purposes of the Plan shall be twenty thousand authorized and unissued Shares or issued Shares reacquired by the Company. Determinations as to the number of Shares that remain available for issuance under the Plan shall be made in accordance with such rules and procedures as the Committee shall determine from time to time, which shall be consistent with the requirements of Rule 16b-3 promulgated by the SEC pursuant to the 34 Act, and interpretations of Rule 16b-3. If any outstanding option under this Plan expires or is terminated for any reason during the Term of this Plan, the Shares allocable to the unexercised portion of such option shall become available for the grant of other options under this Plan. No Shares delivered to the Company in full or partial payment upon exercise of an option pursuant to Section 6(c) shall become available for the grant of other options under this Plan.

         6. TERMS AND CONDITIONS OF OPTIONS. Each option granted under this Plan shall be evidenced by an agreement ("Option Agreement") in such form as the Committee shall from time to time approve. No person shall have any right with respect to the grant of an option unless and until he or she has executed an Option Agreement. Option Agreements shall comply with and be subject to the following conditions:

         (a) Number of Shares and Term of Options. Each Option Agreement shall state the number of Shares of the Common Stock of the Company to which it pertains and the term of the option. The term of each option shall be for a period of not greater than ten (10) years from the date of grant of the option.

         (b) Option Price. The exercise price of each option for each Share covered by the option shall not be less than the Fair Market Value per Share of Common Stock on the date of the grant of the option. For the purpose of this
Section 6(b), the "Fair Market Value" per Share on a particular date shall mean
(i) if the Common Stock is quoted on the OTC Bulletin Board (the "Bulletin Board"), the mean between the closing high bid and low asked quotations for such day (or, in the event that the Common Stock was not quoted on such day, the most recent preceding business day on which the Common Stock was quoted) of the Common Stock on the Bulletin Board, (ii) if the Common Stock is quoted on The Nasdaq Stock Market ("Nasdaq"), the mean between the closing high bid and low asked quotations for such day (or, in the event that the

Common Stock was not quoted on such day, the most recent preceding business day on which the Common Stock was quoted) of the Common Stock on Nasdaq, or (iii) if neither clause (i) nor (ii) is applicable, a value determined by any fair and reasonable means prescribed by the Committee in its discretion.

         (c) Medium of Payment. The option price shall be payable to the Company either (i) in United States dollars in cash or by check, bank draft, or money order payable to the order of the Company, (ii) through the delivery of Shares of the Company's Common Stock with a Fair Market Value on the date of the exercise equal to the option price, provided such Shares are utilized as payment to acquire at least one hundred (100) Shares of Common Stock, or (iii) by a combination of (i) and (ii) above. For the purpose of this Section 6(c), "Fair Market Value" will be determined in the manner specified in Section 6(b), and the date of determination shall be the business day immediately preceding the date of exercise.

         (d) Exercise of Options. The Committee shall have the authority to determine, at the time of the grant of each option, the times at which an option shall vest and be exercisable and any conditions precedent to the exercise of an option. Once vested, an option shall be exercisable upon written notice to the Secretary or Chief Financial Officer of the Company, as to any or all Shares covered by the option, until its termination or expiration in accordance with the terms of the Option Agreement and the provisions of this Plan. Notwithstanding the foregoing, an option shall not at any time be exercisable with respect to less than one hundred (100) Shares unless the remaining Shares covered by the option are less than one hundred (100) Shares and the option is exercised with respect to all the remaining Shares. The purchase price of the Shares purchased pursuant to an option shall be paid in full upon delivery to the optionee or a Permitted Transferee of certificates for the Shares. Exercise by an optionee's heir or personal representative or any Permitted Transferee shall be accompanied by evidence of his or her authority to act, in a form reasonably satisfactory to the Company.

         (e) Options Transferable. Except as otherwise specifically provided in this Section 6(e), options may not be transferred, assigned, pledged or hypothecated in any way and shall not be subject to execution, levy, attachment or similar process; and any attempted transfer, assignment, pledge, hypothecation, or other disposition of an option or any execution, levy, attachment or similar process upon an option shall be null and void and without effect. The Committee may, in its discretion, authorize all or a portion of the options granted to an optionee to be on terms which permit the transfer of such options by the optionee to (i) the spouse, children or grandchildren of the optionee ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of the optionee or one or more Immediate Family Members, or (iii) a partnership or limited liability company in which the optionee or one or more Immediate Family Members are the only partners or members. (The persons or entities described in (i) through (iii) above shall be referred to as "Permitted Transferees"). However, (i) there may be no consideration for any such transfer,
(ii) the Option Agreement pursuant to which such options are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Section 6(e), and (iii) subsequent transfers of transferred options pursuant to this Section 6(e) shall be prohibited. Following a permitted transfer, any transferred options shall continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer. The Company shall not be obligated to notify any Permitted Transferee of the expiration or termination of any option. No option may be transferred except strictly in accordance with the terms and conditions set forth above and any additional terms and conditions set forth in the relevant Option Agreement.

         (f) Termination of Service as Director. In the event an optionee shall cease to serve the Company or a Subsidiary as a director for any reason, each option held by the optionee or his or her Permitted Transferee(s) shall terminate to the extent not vested immediately prior to such termination of service. Following an optionee's termination of service as a director for any reason, any options held by the optionee or his or her Permitted Transferee(s) shall, to the extent vested, be exercisable, for the shorter of the following periods: (i) a period of one (1) year from the date of the optionee's termination of service as a director, or (ii) the remaining term of the option, subject to limitations imposed by this Plan. In the event of termination as a result of death, the option may be exercised by the personal representative of the optionee's estate or by any person or persons who have acquired the option directly from the optionee by bequest or inheritance or by a Permitted Transferee(s). If an optionee dies during the exercise period following cessation of service as a director, the option, to the extent vested, may be exercised any time within one (1) year after the optionee's death, subject to the prior expiration of the term of the option and other limitations imposed by this Plan.

         (g) Adjustment in Shares Covered by Option. The number of Shares covered by each outstanding option, and the purchase price per Share, shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding Shares resulting from a split in or combination of Shares or the payment of a stock dividend on the Shares or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company.

         If the Company is the surviving corporation in any merger or consolidation or if the Company is merged into a wholly-owned subsidiary solely for purposes of changing the Company's state of incorporation, each outstanding option shall pertain to and apply to the securities to which a holder of the number of Shares subject to the option would have been entitled. A dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving corporation, except as provided above, shall cause each outstanding option to terminate, provided that each outstanding option shall become fully vested and be exercisable immediately prior to such dissolution or liquidation, or such merger or consolidation.

         To the extent that the adjustments relate to stock or securities of the Company, such adjustments shall be made by the Committee, whose determination shall be final, binding and conclusive. Any such adjustment may provide for the elimination of any fractional Shares which might otherwise become subject to an option.

         Except as expressly provided in this Section 6(g), an optionee or a Permitted Transferee shall have no rights by reason of any split or combination of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger, or consolidation or spinoff of assets or stock of another corporation, and any issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares of stock subject to the option.

         The grant of an option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

         (h) Rights of a Stockholder. An optionee or a Permitted Transferee shall have no rights as a Shareholder with respect to any Shares covered by his or her option until the date on which he or she becomes the holder of record of such Shares. No adjustment shall be made for dividends, distributions, or other rights for which the record date is prior to the date on which he or she shall have become the holder of record thereof, except as provided in Section 6(g).

         (i) Postponement of Delivery of Shares and Representations. The Company, in its discretion, may postpone the issuance and delivery of Shares upon any exercise of an option until completion of the registration or other qualification of such Shares under any state or federal law, rule or regulation as the Company may consider appropriate, and may require any person exercising an option to make such representations, including, without limitation, a representation that it is his or her intention to acquire the Shares for investment and not with a view to distribution thereof, and furnish such information as it may consider appropriate in connection with the issuance or delivery of the Shares in compliance with applicable laws, rules, and regulations. In such event, no Shares shall be issued to such holder unless and until the Company is satisfied with any such representations.

         (j) Other Provisions. The Option Agreements authorized under the Plan shall contain such other provisions, including, without limitation, restrictions upon the exercise of the option, as the Committee shall deem advisable.

         7. ADJUSTMENTS IN SHARES AVAILABLE FOR OPTIONS. The adjustments in number and kind of shares and the substitution of shares, affecting outstanding options in accordance with Section 6(g), shall also apply to the number and kind of shares reserved for issuance pursuant to this Plan, but not yet covered by options.

         8. AMENDMENT OF THE PLAN. The Committee, insofar as permitted by law, shall have the right from time to time, with respect to any Shares at the time not subject to options, to suspend or discontinue the Plan or revise or amend it in any respect whatsoever, except that, without approval of the Board of Directors and the Shareholders of the Company, no such revision or amendment shall:

         (a) increase the maximum number of Shares which may be subject to the Plan,

         (b) materially increase the benefits accruing to option holders under the Plan,

         (c) decrease the exercise price of options granted under the Plan, or

         (d) permit the granting of options under the Plan after the end of the Term of this Plan.

         9. RIGHT TO TERMINATE DIRECTOR'S SERVICE. Nothing in this Plan or in the grant of any option hereunder shall in any way limit or effect the right of the Board of Directors or the Shareholders to remove any director or otherwise terminate his or her service as a director, pursuant to law or the Articles of Incorporation or Bylaws of the Company or a Subsidiary.

         10. APPLICATION OF FUNDS. The proceeds received by the Company from the sale of Shares pursuant to options will be used for general corporate purposes, or such other purpose as the Committee or Company Board shall determine.

         11. NO OBLIGATION TO EXERCISE OPTION. The granting of an option shall impose no obligation upon the optionee or a Permitted Transferee to exercise such option.

         12. CONSTRUCTION. This Plan shall be construed under the laws of the State of Michigan, United States of America.


YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ALL NOMINEES AND "FOR" THE DIRECTOR STOCK OPTION PLAN.       Please     / /
                                                                                                                    Mark Here
                                                                                                                    for Address
                                                                                                                    Change or
                                                                                                                    Comments
                                                                                                                    SEE REVERSE SIDE

                                                                                                               FOR  AGAINST  ABSTAIN
1. ELECTION OF DIRECTORS.                                           2. Proposal to approve the Director Stock
                          FOR all nominees    WITHHOLD AUTHORITY       Option Plan.                            / /    / /     / /
                         (except as indicated     to vote for
Nominees:                 on the line below)   all nominees listed

(01) John Carlyle
(02) Dennis Cherette             / /                  / /            3. In their discretion the Proxies are authorized to vote upon
(03) Michael Gluhanich                                                  such other matters as may properly come before the meeting,
(04) Donald Hegedus                                                     or at any adjournment of the meeting.


Withheld for the nominees you list below: (Write that nominee's
name in the space provided below.)                                               MARK HERE IF YOU PLAN TO ATTEND THE MEETING  / /

------------------------------------------------------------------

                                                                     PLEASE VOTE, DATE AND SIGN BELOW AND RETURN PROMPTLY IN THE
                                                                     ENCLOSED ENVELOPE.








SIGNATURE                                       SIGNATURE                                      DATE                          , 2003
          -------------------------------------           ------------------------------------      -------------------------
PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEAR(S) HEREON. JOINT OWNERS SHOULD EACH SIGN PERSONALLY. TRUSTEES AND OTHER
FIDUCIARIES SHOULD INDICATE THE CAPACITY IN WHICH THEY SIGN. IF A CORPORATION OR PARTNERSHIP, THE SIGNATURE SHOULD BE
THAT OF AN AUTHORIZED PERSON WHO SHOULD STATE HIS OR HER TITLE.

------------------------------------------------------------------------------------------------------------------------------------
                                                     /\ FOLD AND DETACH HERE /\


        COMMUNITY SHORES
        BANK CORPORATION





        Dear Shareholder,


                Enclosed with this proxy is your Notice of Community Shores Bank Corporation's Annual Meeting and Proxy
        Statement, and 2002 Annual Report. We encourage you to carefully read these materials and exercise your right to vote your shares.

                Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the proxy card, detach it, and return your proxy vote in the enclosed postage paid envelope. If you plan to attend the meeting, please mark the appropriate box on the proxy card.

                Your proxy card must be received prior to the Annual Meeting of Shareholders on May 8, 2003.

        Sincerely,


        Community Shores Bank Corporation

                                      PROXY


                        COMMUNITY SHORES BANK CORPORATION
                              1030 W. NORTON AVENUE
                            MUSKEGON, MICHIGAN 49441

                PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 8, 2003

         The Undersigned hereby appoints John Hilt and Robert Chandonnet, or either of them, with power of substitution in each proxies of the undersigned to vote all Common Stock of the undersigned in Community Shores Bank Corporation, at the Annual Meeting of Shareholders to be held on May 8, 2003, and at all adjournments thereof.

         IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES NAMED IN THE PROXY AND FOR THE DIRECTOR STOCK OPTION PLAN.


                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

    ------------------------------------------------------------------------
    ADDRESS CHANGE/COMMENTS (MARK THE CORRESPONDING BOX ON THE REVERSE SIDE)
    ------------------------------------------------------------------------

    ------------------------------------------------------------------------

    ------------------------------------------------------------------------

    ------------------------------------------------------------------------

--------------------------------------------------------------------------------
                           /\ FOLD AND DETACH HERE /\

         YOU CAN NOW ACCESS YOUR COMMUNITY SHORES BANK ACCOUNT ONLINE.

Access your Community Shores Bank shareholder account online via Investor ServiceDirect(R) (ISD).

Mellon Investor Services LLC, agent for Community Shores Bank, now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number
(PIN), you are ready to log in and access your account to:

       -  View account status              -  View payment history for dividends
       -  View certificate history         -  Make address changes
       -  View book-entry information      -  Obtain a duplicate 1099 tax form
                                           -  Establish/change your PIN

              VISIT US ON THE WEB AT HTTP://WWW.MELLONINVESTOR.COM
                AND FOLLOW THE INSTRUCTIONS SHOWN ON THIS PAGE.

STEP 1: FIRST TIME USERS - ESTABLISH A PIN     STEP 2: LOG IN FOR ACCOUNT ACCESS        STEP 3: ACCOUNT STATUS SCREEN

You must first establish a Personal            You are now ready to log in. To access   You are now ready to access your account
Identification Number (PIN) online by          your account please enter your:          information. Click on the appropriate
following the directions provided in the                                                button to view or initiate transactions.
upper right portion of the web screen as       - SSN or Investor ID
follows. You will also need your Social        - PIN                                    - Certificate History
Security Number (SSN) or Investor ID           - Then click on the Submit button        - Book-Entry Information
available to establish a PIN.                                                           - Issue Certificate
                                               If you have more than one account, you   - Payment History
THE CONFIDENTIALITY OF YOUR PERSONAL           will now be asked to select the          - Address Change
INFORMATION IS PROTECTED USING SECURE          appropriate account.                     - Duplicate 1099
SOCKET LAYER (SSL) TECHNOLOGY.

- SSN or Investor ID
- PIN
- Then click on the Establish PIN button

Please be sure to remember your PIN, or
maintain it in a secure place for future reference.

              FOR TECHNICAL ASSISTANCE CALL 1-877-978-7778 BETWEEN
                       9AM-7PM MONDAY-FRIDAY EASTERN TIME